                                                                     EXHIBIT D-6
2000 One Logan Square
                                                                   Morgan, Lewis
Philadelphia, PA  19103-6993                                       & Bockius LLP

215-963-5000                                                   COUNSELORS AT LAW

Fax:  215-963-5299


Thomas P. Gadsden
215-963-5234


November 27, 1996



VIA HAND DELIVERY
-----------------

John G. Alford, Secretary
Pennsylvania Public Utility Commission
New Filing Section - Room B-20
North Office Building
Commonwealth Avenue and North Street
Harrisburg, PA  17120

Re: PETITION OF PENNSYLVANIA POWER COMPANY FOR A DECLARATORY ORDER REGARDING THE APPLICATION OF SECTION 1102(a)(3). DOCKET NO. P-

         APPLICATION OF PENNSYLVANIA POWER COMPANY ("PENN POWER") FOR A CERTIFICATE OF PUBLIC CONVENIENCE EVIDENCING COMMISSION APPROVAL UNDER
         SECTION 1102(a)(3) OF THE TRANSFER OF STOCK OF OHIO EDISON COMPANY, PARENT OF PENN POWER, TO FIRSTENERGY CORP. DOCKET NO. A-
         -----------------------------------------------------------------------

Dear Secretary Alford:

Enclosed for filing are an original and two copies of the PETITION OF PENNSYLVANIA POWER COMPANY FOR A DECLARATORY ORDER REGARDING THE APPLICATION OF
SECTION 1102(a)(3). The Petition requests that the Pennsylvania Public Utility Commission ("Commission" or "PUC") enter an Order finding and declaring that
Section 1102(a)(3) of the Public Utility Code, 66 Pa. C.S. Section 1102(a)(3), does not comprehend a proposed transaction whereby the common stock of Pennsylvania Power Company's ("Penn Power") parent, Ohio Edison Company ("OE"), will be exchanged for the common stock of a newly-formed corporation, FirstEnergy Corp. ("FirstEnergy"), as more fully described in the Petition.

As also explained in the enclosed Petition (Paragraph 17 at pp. 11-12), while Penn Power firmly believes that Section 1102(a)(3) approval of the proposed transaction involving OE is not required, Penn Power recognizes that, as a practical matter, the issues raised therein would be moot if the Commission were to expeditiously grant its unqualified approval of the OE stock transfer. Accordingly, Penn Power has provided, as a separately bound Appendix A to the Petition, an original and two copies of a completed and executed APPLICATION OF PENNSYLVANIA POWER COMPANY ("PENN POWER") FOR A CERTIFICATE OF PUBLIC CONVENIENCE EVIDENCING COMMISSION APPROVAL UNDER SECTION 1102(a)(3) OF THE TRANSFER OF STOCK OF

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                                                                  Morgan, Lewis
John G. Alford, Secretary                                          & Bockius LLP
November 27, 1996
Page 2


OHIO EDISON COMPANY, PARENT OF PENN POWER, TO FIRSTENERGY CORP. The Application is being provided on a contingent basis, and does not represent either OE's submission to the jurisdiction of the PUC or an admission by Penn Power or OE of the PUC's jurisdiction or authority under Section 1102(a)(3) over the proposed stock transfer. An affidavit of verification is attached to the Application, and a check in the amount of $350 payable to the Commonwealth of Pennsylvania is enclosed in satisfaction of the Commission's filing fee under 52 Pa. Code
Section 1.43(a).

Pursuant to 52 Pa. Code Section 1.51, the Commission is to provide Penn Power with instructions for the service and/or public notice of the filing of the Application. As evidenced by the enclosed Certificate of Service, Penn Power has already served copies of the Petition and Application upon the Office of Consumer Advocate and the Office of Small Business Advocate.

Additional copies of this letter, the Petition and the Application are enclosed, which we request that you date stamp and return to us as evidence of filing.

If there are any questions concerning the Petition or the Application, please feel free to call us.

Very truly yours,

/s/

Thomas P. Gadsden
Attorney for Pennsylvania Power Company

TPG
Enclosures

cc:      Irwin A. Popowsky, Consumer Advocate (w/encl)
         Bernard A. Ryan, Jr., Small Business Advocate (w/encl)
         Douglas T. Beebe, Office of Special Assistants (w/encl)

bcc:     Stephen L. Feld, Esquire (FedEx)
         Michael R. Beiting (FedEx)
         Robert S. Waters (FedEx)


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                BEFORE THE PENNSYLVANIA PUBLIC UTILITY COMMISSION

                             CERTIFICATE OF SERVICE
                             ----------------------


                  I hereby certify that I have, this 27th day of November 1996, served true and correct copies of the PETITION OF PENNSYLVANIA POWER COMPANY FOR A DECLARATORY ORDER REGARDING THE APPLICATION OF SECTION 1102(a)(3) and the APPLICATION OF PENNSYLVANIA POWER COMPANY ("PENN POWER") FOR A CERTIFICATE OF PUBLIC CONVENIENCE EVIDENCING COMMISSION APPROVAL UNDER SECTION 1102(a)(3) OF THE TRANSFER OF STOCK OF OHIO EDISON COMPANY, PARENT OF PENN POWER, TO FIRSTENERGY CORP. upon the following persons in the manner indicated below:

                                BY HAND DELIVERY
                                ----------------

                      Irwin A. Popowsky, Consumer Advocate
                           Office of Consumer Advocate
                             1425 Strawberry Square
                              Harrisburg, PA 17120


                    Bernard A. Ryan, Small Business Advocate
                        Office of Small Business Advocate
                          Suite 1102, Commerce Building
                             300 North Second Street
                              Harrisburg, PA 17120


                                Douglas T. Beebe
                             Supervisor - Securities
                          Office of Special Assistants
                     Pennsylvania Public Utility Commission
                          Rm 207 North Office Building
                      Commonwealth Avenue and North Street
                              Harrisburg, PA 17120




DATED:  November 27, 1996            ______________________________________
                                     Anthony C. DeCusatis
                                     Counsel for Pennsylvania Power Company


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                     PENNSYLVANIA PUBLIC UTILITY COMMISSION


PETITION OF PENNSYLVANIA POWER            :
COMPANY FOR A DECLARATORY                 :        DOCKET NO.
ORDER REGARDING THE APPLICATION           :        P-_____________
OF SECTION 1102(A)(3)                     :



                                   PETITION OF
                           PENNSYLVANIA POWER COMPANY
                           --------------------------

         Pennsylvania Power Company ("Penn Power" or the "Company"), pursuant to
Section 331(f) of the Public Utility Code, 66 Pa. C.S. Sections 331(f), and 52 Pa. Code Section 5.42, respectfully requests that the Pennsylvania Public Utility Commission ("PUC" or the "Commission") issue a declaratory order holding that Section 1102(a)(3) of the Public Utility Code, 66 Pa. C.S. Section 1102(a)(3) (hereafter, "Section 1102(a)(3)"), does not comprehend a proposed transaction whereby the common stock of Penn Power's parent, Ohio Edison
Company ("OE"), will be exchanged for the common stock of a newly-formed corporation, FirstEnergy Corp. ("FirstEnergy"), and, after the exchange: (1) OE will be a wholly-owned subsidiary of FirstEnergy; (2) holders of the common stock of OE will own shares of common stock of FirstEnergy representing a 66.25% majority voting interest in that company; (3) OE will have the right to appoint the first Board of Directors of FirstEnergy; (4) all of Penn Power's common stock will continue to be held by OE; (5) there will be no change in the management of Penn Power; and (6) Penn Power's existing rates will not increase nor its existing service be diminished as a result of the proposed transaction. In support of its request for a declaratory order, Penn Power states as follows:

                                  THE COMPANIES
                                  -------------

         1. Penn Power is a public utility providing electric service to approximately 144,000 customers within its authorized service territory located within the Counties of Allegheny, Beaver, Butler, Crawford, Lawrence and Mercer in Western Pennsylvania. Penn

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Power is subject to the regulatory jurisdiction of this Commission and the
Federal Energy Regulatory Commission ("FERC").

         2. All of the outstanding common stock of Penn Power is held by OE. OE is a public utility that provides electric service to approximately 1.1 million customers within its authorized service territory located in Central and Northern Ohio. OE is subject to the regulatory jurisdiction of the Public Utilities Commission of Ohio ("PUCO") and the FERC. By reason of its ownership of Penn Power's common stock, OE is a "holding company" as defined in the Public Utility Holding Company Act of 1935, 15 U.S.C. Sections 79 to 79z-6 ("PUHCA"), but is exempt from registration under Section 3(a)(2) of PUHCA, 15 U.S.C.
Section 79c(a)(2).

         3. Centerior Energy Corporation ("Centerior") holds all of the outstanding common stock of The Cleveland Electric Illuminating Company ("CEI") and The Toledo Edison Company ("TE"). Both CEI and TE are public utilities providing electric service within their authorized service territories in Ohio. CEI serves the City of Cleveland and contiguous areas. TE serves the City of Toledo and contiguous areas. In aggregate CEI and TE supply electric service to approximately 1.0 million customers in Northern Ohio. CEI and TE are subject to the regulatory jurisdiction of the PUCO, the FERC and the Nuclear Regulatory Commission ("NRC"). Centerior is a "holding company" as defined by PUHCA but is exempt from registration under Section 3(a)(1) thereof, 15 U.S.C. Section 79c(a)(1).

                            THE PROPOSED TRANSACTION
                            ------------------------

         4. On September 13, 1996, OE and Centerior entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, OE, CEI and TE will become wholly-owned subsidiaries of FirstEnergy, and Penn Power will remain a wholly-owned subsidiary of OE. OE, Penn Power, CEI and TE have also entered into a Joint

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Dispatch Agreement, under which they will operate their combined systems as a single control area. Copies of the Merger Agreement and the Joint Dispatch Agreement have been provided to the Commission as part of the Joint Application Of Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, and The Toledo Edison Company For Approval Of Merger And Joint Dispatch Agreement (the "FERC Application"), which was filed with the FERC on November 8, 1996. The FERC Application, together with all Exhibits thereto and accompanying testimony, was submitted to the Commission pursuant to 18 C.F.R. Section 33.6.

         5. Under the terms of the Merger Agreement, each share of common stock of OE will be converted into one share of common stock of FirstEnergy and each share of Centerior will be converted into 0.525 shares of FirstEnergy. Debt and preferred shares of OE, Penn Power, CEI and TE will remain outstanding. Upon completion of the transaction, former OE common stockholders will own common stock in FirstEnergy representing 66.25% of FirstEnergy's total voting shares. The Merger Agreement also provides that OE's Board of Directors will designate the members of FirstEnergy's initial Board of Directors, which is expected to be the twelve current members of the OE Board. Also, the Chairman of the Board, President and Chief Executive Officer ("CEO") of FirstEnergy will be W. R. Holland, who is currently the Chairman of the Board of Penn Power.

         6. The Merger Agreement and the Joint Dispatch Agreement are subject to approval by the FERC under Sections 203 and 205 of the Federal Power Act. The PUCO will have an opportunity to review the proposed merger in the context of a merger-related CEI/TE regulatory plan that will provide for, INTER ALIA, a rate freeze and accelerated depreciation of certain fixed assets. Regulatory approvals will also be required by the Securities and Exchange Commission, the NRC, the United States Department of Justice and the Federal

                                    D-5-6

Trade Commission. As is evident, the Merger Agreement will be reviewed by a number of agencies to assure that the proposed transaction is in the public interest. FirstEnergy will be a "holding company" as defined by PUHCA, and is expected to be exempt from registration under Section 3(a)(1) thereof, 15 U.S.C.
Section 79c(a)(1).

         7. As previously indicated, upon completion of the transaction in the manner set forth in the Merger Agreement, OE will continue to own all of the common stock of Penn Power. As a result of the proposed transaction, no changes in the management of Penn Power will occur, nor will Penn Power's rates be increased or its service diminished.

                     SECTION 1102(A)(3) AND THE COMMISSION'S
                                POLICY STATEMENT
                     ---------------------------------------

         8. Section 1102(a)(3) requires prior PUC approval, as evidenced by a certificate of public convenience, for:

                  [A]ny public utility or an affiliated interest of a public utility as defined in section 2101 ... to acquire from, or transfer to, any person or corporation, including a municipal corporation, by any method or device whatsoever, including the sale or transfer of stock and including a consolidation, merger, sale or lease, the title to, or the possession or use of, any tangible or intangible property used or useful in the public service.

         9. In JOINT APPLICATION OF COMMONWEALTH TELEPHONE COMPANY, ET AL., Docket No. A-310800F0006 (October 22, 1993) ("COMMONWEALTH TELEPHONE"), the Commission reversed its longstanding interpretation of Section 1102(a)(3). Prior to COMMONWEALTH TELEPHONE, only the transfer of utility stock was considered to be a transfer of used or useful property requiring approval under Section 1102(a)(3).(1)/ In COMMONWEALTH TELEPHONE, however, the Commission stated that:

--------

(1) SEE APPLICATION OF AIRSIGNAL INTERNATIONAL OF PITTSBURGH, PA., INC., A-101365 (January 14, 1980); APPLICATION OF MCI AIRSIGNAL, INC. OF PA., INC., A-330035 (July 15, 1986).


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


                  [F]rom a practical view, the transfer of equity control of a utility parent or grandparent can directly affect the management of the utility. Stockholders exercising a controlling interest in a parent or grandparent can affect the Board of Directors, utility personnel and utility management philosophy and can ultimately have a direct effect on the cost and quality of service to the public.

         In COMMONWEALTH TELEPHONE, the transaction involved the transfer of a 57% voting interest in the parent of a telephone utility providing local exchange service in Pennsylvania subject to the PUC's jurisdiction.

         10. On September 1, 1994, the Commission issued a Policy Statement regarding utility stock transfers under Section 1102(a)(3). In its Order adopting the Policy Statement, the Commission noted that its purpose was to clarify the application of COMMONWEALTH TELEPHONE, which it characterized as holding that:

                  [Section] 1102(a)(3) invoked Commission jurisdiction over the transfer of stock of either a utility or its parent, regardless of the remoteness of the transaction, IF THE EFFECT OF THE STOCK TRANSFER IS THE TRANSFER OR ACQUISITION OF CONTROL OF A JURISDICTIONAL UTILITY. (Emphasis added.)

24 Pa. Bulletin 5328, 5329 (October 22, 1994).

         Specifically, the Policy Statement addressed the issue of what constitutes de facto "control," as follows:

                  (b) Policy.

                  (1) A transaction or series of transactions resulting in a new controlling interest is jurisdictional when the transaction or transactions result in a different entity becoming the beneficial holder of the largest voting interest in the utility or parent, regardless of the tier. A transaction or series of transactions resulting in the elimination of a controlling interest is jurisdictional when the transaction or transactions result in the dissipation of the largest voting interest in the utility or parent, regardless of the tier.

                  (2) For purposes of this section, a controlling interest is an interest, held by a person or a group acting in concert, which enables the beneficial holders to control at least 20% of the voting interest in the utility or its parent, regardless of the remoteness of the transaction. In


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


                  determining whether a controlling interest is present, voting power arising from a contingent right shall be disregarded.

52 Pa. Code Section 69.901.


                               PUC APPROVAL UNDER
                       SECTION 1102(A)(3) IS NOT REQUIRED
                       ----------------------------------

         11. At the outset, Penn Power must reiterate its fundamental disagreement with the PUC's interpretation of Section 1102(a)(3) as reaching stock transfers occurring at the level of a jurisdictional utility's parent or grandparent. The language of Section 1102(a)(3) does not support the PUC's interpretation. Moreover, transfers of stock by and between non-Pennsylvania public utilities are not within the jurisdiction and authority of the Commission, as Penn Power explained in detail in the Comments it filed to the Commission's proposed Policy Statement, which are incorporated herein by reference. While Penn Power acknowledges that the Commission did not agree with this position at the time the Policy Statement was issued, it believes that the Commission would be justified, based on the facts and circumstances involved in this matter, in revisiting the issue at this time.(2)/ However, even if the Commission were not inclined to reconsider its position on that issue, it should nonetheless enter the Declaratory Order requested by Penn Power because the proposed OE-Centerior transaction is outside the

--------

2 In this regard, it should be noted that statements of policy do not have the force of law, are merely interpretive in nature and are not binding upon a reviewing court. The value of a policy statement is, at most, persuasive, so long as it represents an accurate interpretation of the relevant statute or other authorities from which it is derived. PENNSYLVANIA DEPT. OF HEALTH V. NORTH HILLS PASSAVANT HOSPITAL, 674 A.2d 1141, 1147 (Pa. Cmwlth. 1996); PENNSYLVANIA HUMAN RELATIONS COMM'N. V. NORRISTOWN AREA SCHOOL DISTRICT, 20 Pa. Cmwlth. 555, 342 A.2d 464 (1975), AFFIRMED, 473 Pa. 334, 374 A.2d 671 (1977).
         Consequently, the Commission's Policy Statement on stock transfers under Section 1102(a)(3) is not, in itself, a primary source of governing law nor is it a presumptively correct interpretation of the law.


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


purpose and intent of the Commission's Policy Statement and the holding in COMMONWEALTH TELEPHONE.

         12. As previously explained, the Commission expressed its intent to assert jurisdiction over the transfer of stock by a utility's parent or grandparent "if the effect of the stock transfer is the transfer or acquisition of control of a jurisdictional utility." 24 Pa. Bulletin at 5329. Also, as the Commission noted in COMMONWEALTH TELEPHONE, in determining whether a change of control would occur, it would take a "practical view." To that end, the Policy Statement proposes an analytic approach that collapses intermediary corporate changes and focuses upon changes in stock ownership among the persons or entities that have ultimate control over any tiered group of corporations that include a Pennsylvania jurisdictional utility. SEE 52 Pa. Code Section 69.901(b)(1).

         13. Applying the Commission-authorized approach, outlined above, to the OE-Centerior transaction, it is clear that the proposed stock transfer will NOT effect a "change of control." Prior to the transaction, ultimate "control" of OE is lodged in the holders of OE's publicly-traded common stock. After consummation of the transaction, ultimate "control" of the tiered group, as represented by the stock ownership in FirstEnergy, will continue to be lodged in the former OE stockholders, who would own 66.25% of the voting shares of FirstEnergy. In short, the very same stockholders would be in "control" both before and after the transaction.

         14. As previously explained, OE would name FirstEnergy's initial Board of Directors. In addition, OE's CEO would become the Chairman, President and CEO of FirstEnergy. Thus, although a holding company structure is being used to effect a nominal "merger" of OE and Centerior, this transaction is widely viewed as an acquisition of Centerior by OE that will place OE in control of the combined entity. See ELECTRIC UTILITY WEEK, p. 1


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

(September 23, 1996), referring to "Ohio Edison's agreement to acquire Cleveland-based Centerior Energy ... ;" THE ENERGY DAILY, p. 1 (September 17,
1996) ("The 'merger,' in reality, a $1.6 billion purchase of Centerior by Ohio Edison, will enable the companies to provide 'better service at lower prices'..."); NUCLEONICS WEEK, p. 1 (September 19, 1996) ("[T]he planned merger is in the form of a stock-for-stock transaction under which Ohio Edison, the financially stronger company, will pay approximately $1.6 billion for Centerior and control the resulting company...").

         15. It must also be emphasized that the immediate ownership and management of Penn Power will not be affected by the proposed transaction. All of Penn Power's common stock will continue to be owned by OE, and Penn Power's management will remain in place. Additionally, Penn Power's rates will not be increased nor the quality of its service diminished as a result of the proposed transaction. In particular, Penn Power would remain subject to the terms and conditions of the Rate Stability And Economic Development Plan approved by the Commission's Order entered June 25, 1996, at Docket No. P-00961028.

         16. For the reasons set forth above, the Commission should enter an order finding and determining that the proposed transaction, as hereinbefore described, is not subject to a requirement of prior Commission approval under
Section 1102(a)(3).


                          CONTINGENT APPLICATION FOR A
                        CERTIFICATE OF PUBLIC CONVENIENCE
                        ---------------------------------

         17. While Penn Power firmly believes that Section 1102(a)(3) approval of the proposed transaction is not required, it recognizes that, as a practical matter, the issues raised herein would be moot if the Commission were to expeditiously grant its unqualified approval of the OE stock transfer and issue a certificate of public convenience in evidence

                                    D-5-11
thereof. In view of the substantial public benefits that will result from the proposed transaction, Penn Power desires to avoid any unnecessary delay in obtaining the requisite regulatory action, whether in the form of PUC approval of the proposed transaction or a declaratory order obviating the need for such approval. In furtherance of that goal, Penn Power is providing to the Commission, as Appendix A hereto, a completed and executed Application For A Certificate of Public Convenience Evidencing Commission Approval Under Section 1102(a)(3) of the Transfer of Stock of Ohio Edison Company, Parent of Pennsylvania Power Company, To FirstEnergy Corp. The Application is being provided on a contingent basis only, and represents neither OE's submission to the jurisdiction of the PUC nor an admission by Penn Power or OE of the PUC's jurisdiction or authority under Section 1102(a)(3) over the proposed stock transfer.


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


         WHEREFORE, for the reasons set forth above, the Commission should issue a Declaratory Order finding and determining that the transfer of stock in OE to FirstEnergy does not require prior Commission approval under Section 1102(a)(3). If, however, the Commission declines to issue such an Order, then the Application provided in Appendix A should be deemed filed, NUNC PRO TUNC, as of the date of filing of this Petition and the Commission should promptly enter an order approving the proposed stock transfer without condition or qualification.

                                                     Respectfully submitted,

                                                     /s/ Thomas P. Gadsden
                                                     ---------------------------
                                                     Thomas P. Gadsden
                                                     Anthony C. DeCusatis
                                                     Morgan, Lewis & Bockius LLP
                                                     2000 One Logan Square
                                                     Philadelphia, PA 19103-6993

                                                     Robert P. Wushinske
                                                     Stephen L. Feld
                                                     Counsel for
                                                     Pennsylvania Power Company
                                                     One East Washington Street
                                                     P.O. Box 891
                                                     New Castle, PA 16103


OF COUNSEL:

MORGAN, LEWIS & BOCKIUS LLP
2000 One Logan Square
Philadelphia, PA 19103

Date:  November 27, 1996




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                                A F F I D A V I T



COMMONWEALTH OF PENNSYLVANIA )
                             )    ss.:
COUNTY OF LAWRENCE           )


         Robert P. Wushinske, being duly sworn according to law, deposes and says that he is Vice President of Pennsylvania Power Company; that he is authorized to and does make this affidavit for it; that he has read the foregoing Petition and states that the facts set forth therein are true and correct to the best of his knowledge, information and belief and he expects Pennsylvania Power Company to be able to prove the same at a hearing, if any, thereon.


                                            /s/ Robert P. Wushinske
                                            -------------------------
                                               Robert P. Wushinske


Sworn to and subscribed
before me this 25th day
of November, 1996


/s/ Donna S. Mathieson
--------------------------
     Notary Public





                                    D-5-14

                                   APPENDIX A



            APPLICATION OF PENNSYLVANIA POWER COMPANY ("PENN POWER")
                     FOR A CERTIFICATE OF PUBLIC CONVENIENCE
                      EVIDENCING COMMISSION APPROVAL UNDER
                 SECTION 1102(A)(3) OF THE TRANSFER OF STOCK OF
                   OHIO EDISON COMPANY, PARENT OF PENN POWER,
                              TO FIRSTENERGY CORP.

               (The aforementioned Application is being submitted
                        as a separately bound document.)




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